Exhibit 99.1

NEWS RELEASE 08-004	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FOURTH QUARTER AND ANNUAL 2007 RESULTS

Completes Expansion of Revolver Borrowing Base from $100 million to $250 million

February 21, 2008 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter and year ended December 31, 2007. Following are highlights for such periods:

•	Q4 2007 revenues increased 55% from Q4 2006
•	Q4 2007 new generation OSV effective dayrates increased 23% over Q4 2006
•	Q4 2007 OSV operating income increased 92% over Q4 2006
•	Q4 2007 diluted EPS was 56% higher than Q4 2006
•	Annual 2007 revenues increased 23% over annual 2006
•	Annual 2007 diluted EPS increased 30% over annual 2006

Fourth quarter 2007 revenues increased 54.8% to $101.1 million compared to $65.3 million for the fourth quarter of 2006. Operating income was $40.7 million, or 40.3% of revenues, for the fourth quarter of 2007 compared to $25.5 million, or 39.1% of revenues, for the prior-year quarter. Net income for the fourth quarter of 2007 was $25.8 million, or $0.97 per diluted share, compared to $16.6 million, or $0.62 per diluted share in the year-ago quarter. EBITDA for the fourth quarter of 2007 was $51.5 million compared to fourth quarter 2006 EBITDA of $34.2 million. The primary reasons for the increase in revenues, operating income, EBITDA and net income were the incremental contribution of recently acquired and newly constructed vessels and favorable market conditions for both segments of our business. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 9 to the accompanying data tables.

OSV Segment. Revenues from the offshore supply vessel (“OSV”) segment were $72.2 million for the fourth quarter of 2007, an increase of 83.7% from $39.3 million for the same period in 2006. OSV operating income nearly doubled to $32.7 million for the fourth quarter of 2007 from $17.0 million for the fourth quarter of 2006. The Company’s OSV revenues and operating income increased primarily due to the full-quarter contribution from 20 OSVs (the “Sea Mar Fleet”) that were acquired in

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August 2007 from certain affiliates of Nabors Industries, Ltd. and a market-driven increase in new generation OSV effective dayrates of approximately $3,700. Average OSV dayrates for the fourth quarter of 2007 improved 15.3%, or $2,963 per day, to $22,315 compared to $19,352 for the same period in 2006. OSV utilization was 90.4% for the fourth quarter of 2007 compared to 84.9% during the same period in 2006. This increase in utilization and dayrates was primarily due to favorable market conditions for new generation OSVs in the deepwater and ultra-deepwater U.S. Gulf of Mexico (“GoM”).

TTB Segment. Revenues from the tug and tank barge (“TTB”) segment of $28.8 million for the fourth quarter of 2007 increased by $2.8 million, or 10.8%, compared to $26.0 million for the same period in 2006. This revenue increase was primarily related to the full-quarter contribution of the Energy 6506 and a partial-quarter contribution from the Energy 6507, two double-hulled tank barges delivered under our second TTB newbuild program in August 2007 and November 2007, respectively. Average TTB dayrates rose $1,656 to $18,455 from $16,799 in the fourth quarter of 2006. Utilization in the TTB segment for the fourth quarter of 2007 was 87.1% compared to 92.4% in the prior-year quarter. Operating income for the fourth quarter of 2007 was up 15.7% to $8.1 million, or 28.0% of revenues, compared to operating income for the fourth quarter of 2006 of $7.0 million, or 26.9% of revenues, excluding the $1.5 million gain on sale of an ocean-going tug in October 2006.

General and Administrative (G&A). G&A expenses of $9.0 million for the fourth quarter of 2007 were 8.9% of revenues and below the Company’s previously reported guidance for G&A expenses of 10% of revenues. In the fourth quarter of 2006, G&A expenses were 10.1% of revenues.

Depreciation and Amortization. Depreciation and amortization expense was $10.8 million for the fourth quarter of 2007, or $2.1 million higher than the fourth quarter of 2006. Additional depreciation resulted from recently acquired or newly constructed vessels. Amortization was driven by higher per-unit drydocking costs related to continued high demand for shipyard services and delays caused by shipyard labor shortages. These increases in depreciation and amortization were partially offset by lower depreciation resulting from a change in the estimated salvage values for the Company’s marine equipment adopted at the beginning of 2007.

Annual 2007 Results

Revenues for 2007 increased 23.5% to $339.0 million compared to $274.6 million for 2006. Operating income was $145.9 million, or 43.0% of revenues, for 2007 compared to $120.4 million, or 43.8% of revenues, for 2006. Net income for 2007 increased 25.2% to $94.8 million, or $3.58 per diluted share, compared to net income of $75.7 million, or $2.76 per diluted share, for 2006. Net income in 2006 and 2007 each included pre-tax gains on vessel sales of $1.9 million, or $0.04 per diluted share. The Company’s results for 2007 were favorably impacted by a significant increase in effective new generation OSV dayrates and the incremental contribution from recently acquired or newly constructed vessels delivered during the latter half of 2007.

Recent Development

On February 20, 2008, the Company completed its plans to increase the $100.0 million borrowing base of its existing senior secured revolving credit facility to $250.0 million, the maximum amount of its “accordion” feature. As required by the September 2006 credit agreement, the Company posted 16 additional OSVs as collateral. While presently undrawn, the expanded credit facility is expected to fund, during the peak of its aggregate construction draw schedule, a portion of the Company’s on-going newbuild and conversion programs. However, any such draw is projected to be repaid in full by the end of the construction cycle in 2010.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2008 Guidance. The Company expects EBITDA for the full-year 2008 to range between $220.0 million and $240.0 million and diluted EPS is expected to range between $3.68 and $4.16. The TTB segment is expected to generate EBITDA in the range of 20% to 25% of the mid-point of the company-wide 2008 guidance range.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes that current OSV and TTB market conditions remain constant. Fleetwide average new generation OSV dayrates are anticipated to be in the $19,000 to $21,000 range and fleetwide new generation OSV utilization is anticipated to average in the 90% range during the 2008 guidance period. Fleetwide average TTB dayrates are generally anticipated to be in the $16,000 to $18,000 range and fleetwide TTB utilization is anticipated to be in the mid-80% to low-90% range during the 2008 guidance period.

The Company’s 2008 guidance includes a partial contribution from vessels to be delivered under its MPSV program, the fourth OSV newbuild program and the second TTB newbuild program in accordance with the estimated newbuild delivery expectations discussed below.

The Company expects cash operating expenses per vessel-day in 2008 for each segment to increase by 5% to 10% over 2007. Annual G&A expenses are expected to remain in the range of 9% to 10% of revenues for 2008. Projected depreciation, amortization and interest expense, net, for the full-year 2008 are included in the attached data tables. Projected depreciation, amortization and interest expense, net, for the first quarter of 2008 are $7.5 million, $4.1 million and $0.4 million, respectively. The Company’s annual effective tax rate is expected to be flat at 36.3% for 2008.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects total maintenance capital expenditures for the full-year 2008 to be approximately $68.3 million, which includes approximately $24.6 million of non-vessel related capital expenditures primarily related to the recent acquisition of and planned improvements to the shore-base adjacent to HOS Port. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital expenditures.

Update on MPSV Program. In January 2008, the Company closed on its acquisition of the shipyard contract for the Superior Achiever, a T-22 class DP-3 new generation multi-purpose support vessel (“MPSV”) and related owner-furnished equipment, from Superior Offshore International, Inc. The Company’s MPSV program now consists of two U.S.-flagged coastwise sulfur tankers that are being converted in a domestic shipyard into 370 class DP-2 new generation MPSVs and two newbuild T-22 class DP-3 new generation MPSVs, including the Superior Achiever, that are being constructed in a foreign shipyard. These four MPSVs are expected to be placed in service on various dates in 2008 and 2009. The first converted DP-2 MPSV is expected to be delivered in the third quarter of 2008 and the second converted DP-2 MPSV is expected to be delivered in late-2008 or early-2009. The first newbuild DP-3 MPSV is expected to be delivered in the fourth quarter of 2008 and the second newbuild DP-3 MPSV is expected to be delivered in the fourth quarter of 2009. The aggregate cost for the Company’s MPSV program, inclusive of the recently acquired Superior Achiever, is expected to be approximately $450.0 million. From the inception of this program through December 31, 2007, the Company has incurred $145.9 million, or 32.4%, of total project costs, including $22.7 million incurred during the fourth quarter of 2007.

Update on OSV Newbuild Program #4. In January 2008, the Company expanded its fourth OSV newbuild program to include two additional 240 ED class OSVs. This program now consists of vessel construction contracts with three domestic shipyards to build six proprietary 240 ED class OSVs, nine proprietary 250 EDF class OSVs and one 285 class new generation OSV, respectively. These 16 new generation OSVs are expected to be placed in service on various dates from 2008 to 2010. The first vessel is expected to be placed in service in the second quarter of 2008 with the remaining vessels to be delivered at a rate of one or two per quarter through 2010. The Company’s current guidance assumes an average number of new generation OSVs of 37 to 38 vessels in service for 2008. The aggregate cost for the Company’s fourth OSV newbuild program, inclusive of the recently announced additional vessels, is expected to be approximately $393.0 million. From the inception of this program through December 31, 2007, the Company has incurred $93.6 million, or 23.8%, of total project costs, including $38.4 million incurred during the fourth quarter of 2007.

Update on TTB Newbuild Program #2. The Company’s second TTB newbuild program consists of vessel construction contracts with three domestic shipyards to build three 60,000-barrel double-hulled tank barges and retrofit four 3,000 horsepower ocean-going tugs that were purchased in July 2006. During the second half of 2007, the Company delivered four vessels under this program. The newbuild tank barge, Energy 6506, and the retrofitted ocean-going tug, Michigan Service, were placed in service in the third quarter of 2007. The retrofitted ocean-going tug, Huron Service, and the newbuild tank barge, Energy 6507, were placed in service in the fourth quarter of 2007. The retrofitted ocean-going tug, Superior Service, and the newbuild tank barge, Energy 6508, are expected to be placed in service by the end of the first quarter of 2008. The final retrofitted ocean-going tug, Erie Service, is expected to be delivered during the second quarter of 2008. The Company estimates the aggregate cost of its second TTB newbuild program to be approximately $77.0 million. From the inception of this program through December 31, 2007, the Company has incurred $69.0 million, or 89.6%, of total project costs, including $8.1 million incurred during the fourth quarter of 2007.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2007 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 21, 2008. To participate in the call, dial (303) 262-2137 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 28, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11108364#.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S., the U.S. Gulf of Mexico and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “forecast,” “project,” “should” or “will” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. Our actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: our inability to successfully and timely complete our various vessel construction and conversion programs, especially our MPSV program, which involves the construction and integration of highly complex vessels and systems; unsuccessful operations of our MPSVs, which are a class of vessels that we have not previously owned or operated; the inability to successfully market our MPSVs at dayrates that we have forecasted; unplanned customer suspensions, cancellations or non-renewals of vessel charters; industry risks, changes in capital spending budgets by customers, fluctuations in oil and natural gas prices, variations in demand for vessel services, increases in operating costs, the inability to accurately predict vessel utilization levels and dayrates, less than anticipated subsea infrastructure demand activity in the GoM and other markets, the level of fleet additions by competitors that could result in over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, drydocking delays and cost overruns and related risks, vessel accidents, unplanned customer suspensions, cancellations or non-renewal of contracts, unexpected litigation and insurance expenses, fluctuations in foreign currency valuations compared to the U.S. dollar, risks associated with and expanded foreign operations Should one or more of the foregoing risks or uncertainties materialize, or should our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings we have made with the Securities and Exchange Commission which can be found on our website www.hornbeckoffshore.com. This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measures is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA and Adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as in Note 9 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues	$101,062	$94,746	$65,298	$338,970	$274,551
Costs and expenses:
Operating expenses	40,553	31,697	26,081	126,876	95,591
Depreciation and amortization	10,828	9,332	8,697	35,169	32,021
General and administrative expenses	8,957	8,802	6,580	32,857	28,388

	60,338	49,831	41,358	194,902	156,000

Gain on sale of assets.	—	17	1,526	1,859	1,854

Operating income	40,724	44,932	25,466	145,927	120,405
Other income (expense):
Interest income	2,564	4,070	5,390	18,414	16,074
Interest expense	(2,799)	(3,723)	(4,732)	(15,697)	(17,675)
Other income, net [1]	(71)	17	2	(43)	70

	(306)	364	660	2,674	(1,531)

Income before income taxes.	40,418	45,296	26,126	148,601	118,874
Income tax expense	14,624	16,414	9,502	53,810	43,159

Net income	$25,794	$28,882	$16,624	$94,791	$75,715

Basic earnings per share of common stock	$1.00	$1.12	$0.63	$3.69	$2.81

Diluted earnings per share of common stock	$0.97	$1.09	$0.62	$3.58	$2.76

Weighted average basic shares outstanding	25,731	25,694	26,260	25,662	26,966

Weighted average diluted shares outstanding [2]	26,661	26,559	26,802	26,467	27,461

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Offshore Supply Vessels:
Average number of new generation OSVs [3]	35.0	30.9	25.0	29.0	25.0
Average new generation fleet capacity (deadweight) [3]	80,903	71,971	59,042	67,739	59,042
Average new generation vessel capacity (deadweight)	2,312	2,331	2,362	2,341	2,362
Average new generation utilization rate [4]	90.4%	95.2%	84.9%	93.3%	90.3%
Average new generation dayrate [5]	$22,315	$22,605	$19,352	$21,505	$19,380
Effective dayrate [6]	$20,173	$21,520	$16,430	$20,064	$17,500
Tugs and Tank Barges:
Average number of tank barges [7]	19.5	18.4	18.0	18.5	17.6
Average fleet capacity (barrels) [7]	1,647,411	1,573,414	1,538,071	1,579,989	1,488,177
Average barge size (barrels)	83,787	84,332	85,448	85,071	84,267
Average utilization rate [4]	87.1%	91.0%	92.4%	90.7%	92.7%
Average dayrate [8]	$18,455	$18,430	$16,799	$18,089	$18,064
Effective dayrate [6]	$16,074	$16,771	$15,522	$16,407	$16,745

Balance Sheet Data (unaudited):

	As of December 31, 2007	As of December 31, 2006
Cash and cash equivalents	$173,552	$474,261
Working capital	214,266	489,261
Property, plant and equipment, net	953,210	531,951
Total assets	1,262,051	1,098,380
Total long-term debt	549,547	549,497
Stockholders’ equity	562,314	454,873

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2007	December 31, 2006
Cash provided by operating activities	$135,408	$131,790
Cash used in investing activities	(438,890)	(87,138)
Cash provided by financing activities	2,710	157,797

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Offshore Supply Vessels:
Revenues	$72,224	$66,379	$39,318	$228,355	$166,381
Operating income	$32,653	$35,935	$16,969	$113,934	$80,357
Operating margin	45.2%	54.1%	43.2%	49.9%	48.3%
Components of EBITDA [9]
Net income	$20,664	$22,930	$11,288	$73,565	$51,279
Interest expense (income), net	333	(13)	(769)	(1,309)	(83)
Income tax expense	11,666	13,036	6,454	41,717	29,230
Depreciation	4,568	3,576	3,542	13,443	13,961
Amortization	2,141	1,784	941	6,460	3,383

EBITDA [9]	$39,372	$41,313	$21,456	$133,876	$97,770

Adjustments to EBITDA
Stock-based compensation expense	$987	$1,078	$707	$3,989	$2,770
Interest income	1,595	2,549	3,775	11,572	11,386

Adjusted EBITDA [9]	$41,954	$44,940	$25,938	$149,437	$111,926

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$39,372	$41,313	$21,456	$133,876	$97,770
Cash paid for deferred drydocking charge	(2,908)	(4,651)	(1,987)	(12,391)	(6,727)
Cash paid for interest	(3,223)	(959)	(5,741)	(11,322)	(11,678)
Cash paid for taxes	(730)	—	(150)	(2,627)	(699)
Changes in working capital	(13,262)	(12,757)	9,765	(12,305)	2,269
Stock-based compensation expense	987	1,078	707	3,989	2,770
Changes in other, net	(34)	45	(23)	(1,961)	164

Net cash provided by operating activities	$20,202	$24,069	$24,027	$97,259	$83,869

Tugs and Tank Barges:
Revenues	$28,838	$28,367	$25,980	$110,615	$108,170
Operating income	$8,071	$8,997	$8,498	$31,993	$40,048
Operating margin	28.0%	31.7%	32.7%	28.9%	37.0%
Components of EBITDA [9]
Net income	$5,130	$5,952	$5,338	$21,226	$24,436
Interest expense (income), net	(98)	(334)	111	(1,408)	1,684
Income tax expense	2,958	3,378	3,049	12,093	13,929
Depreciation	2,591	2,464	2,596	9,507	10,109
Amortization	1,528	1,508	1,617	5,759	4,568

EBITDA [9]	$12,109	$12,968	$12,711	$47,177	$54,726

Adjustments to EBITDA
Stock-based compensation expense	$891	$1,000	$541	$3,401	$2,426
Interest income	969	1,521	1,615	6,842	4,687

Adjusted EBITDA [9]	$13,969	$15,489	$14,867	$57,420	$61,839

EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$12,109	$12,968	$12,711	$47,177	$54,726
Cash paid for deferred drydocking charges	(487)	(1,291)	(2,977)	(7,421)	(6,154)
Cash paid for interest	(7,998)	868	(3,447)	(11,322)	(6,859)
Cash paid for taxes	(275)	—	(149)	(2,172)	(699)
Changes in working capital	5,771	263	(2,040)	8,177	6,322
Stock-based compensation expense	891	1,000	541	3,401	2,426
Changes in other, net	82	131	(1,668)	309	(1,841)

Net cash provided by operating activities	$10,093	$13,939	$2,971	$38,149	$47,921

Consolidated:
Revenues	$101,062	$94,746	$65,298	$338,970	$274,551
Operating income	$40,724	$44,932	$25,467	$145,927	$120,405
Operating margin	40.3%	47.4%	39.0%	43.1%	43.9%
Components of EBITDA [9]
Net income	$25,794	$28,882	$16,626	$94,791	$75,715
Interest expense (income), net	235	(347)	(658)	(2,717)	1,601
Income tax expense	14,624	16,414	9,503	53,810	43,159
Depreciation	7,159	6,040	6,138	22,950	24,070
Amortization	3,669	3,292	2,558	12,219	7,951

EBITDA [9]	$51,481	$54,281	$34,167	$181,053	$152,496

Adjustments to EBITDA
Stock-based compensation expense	$1,878	$2,078	$1,248	$7,390	$5,196
Interest income	2,564	4,070	5,390	18,414	16,073

Adjusted EBITDA [9]	$55,923	$60,429	$40,805	$206,857	$173,765

EBITDA 9 Reconciliation to GAAP:
EBITDA [9]	$51,481	$54,281	$34,167	$181,053	$152,496
Cash paid for deferred drydocking charges	(3,395)	(5,942)	(4,964)	(19,812)	(12,881)
Cash paid for interest	(11,221)	(91)	(9,188)	(22,644)	(18,537)
Cash paid for taxes	(1,005)	—	(299)	(4,799)	(1,398)
Changes in working capital	(7,491)	(12,494)	7,725	(4,128)	8,591
Stock-based compensation expense	1,878	2,078	1,248	7,390	5,196
Changes in other, net	48	176	(1,691)	(1,652)	(1,677)

Net cash provided by operating activities	$30,295	$38,008	$26,998	$135,408	$131,790

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2008 Guidance	Full-Year 2008 Estimate		Pro Forma Run-Rate[10]
	Low	High
Components of Projected EBITDA [9]
Adjusted EBITDA [9]	$231.6	$251.6	$390.3
Interest income	1.3	1.3	7.0
Stock-based compensation expense	10.3	10.3	10.3

EBITDA [9]	$220.0	$240.0	$373.0
Depreciation	36.7	36.7	57.7
Amortization	17.0	17.0	29.4
Interest (income) expense, net	8.7	7.8	17.4
Income tax expense	57.2	64.8	97.5
Income tax rate	36.3%	36.3%	36.3%
Net income	$100.4	$113.7	$171.0
Weighted average diluted shares outstanding	27.3	27.3	27.3
Diluted earnings per share	$3.68	$4.16	$6.26

Projected EBITDA [9] Reconciliation to GAAP:
EBITDA [9]	$220.0	$240.0	$373.0
Cash paid for deferred drydocking charges	(19.3)	(19.3)	(30.9)
Cash paid for interest	(28.3)	(27.4)	(22.6)
Cash paid for taxes	(2.8)	(2.8)	(2.8)
Changes in working capital [11]	20.9	17.1	(23.3)
Stock-based compensation expense	10.3	10.3	10.3
Changes in other, net [11]	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$200.6	$217.7	$303.5

Capital Expenditures Data (unaudited) 12:

Historical Data (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Maintenance Capital Expenditures:
Deferred drydocking charges	$3,395	$5,942	$4,964	$19,812	$12,881
Other vessel capital improvements	8,543	2,904	3,569	17,966	8,420
Non-vessel related capital expenditures	727	1,633	1,684	4,868	5,067

	$12,665	$10,479	$10,217	$42,646	$26,368

Growth Capital Expenditures:
TTB newbuild program #1	$—	$—	$460	$—	$5,870
AHTS acquisition and retrofit costs	—	—	—	—	2,338
MPSV program	22,725	23,154	12,063	106,654	27,316
TTB newbuild program #2	8,147	13,595	3,640	49,538	15,384
OSV newbuild program #4	38,423	16,437	9,086	71,504	22,507
Sea Mar Fleet acquisition	—	186,000	—	186,000	—

	$69,295	$239,186	$25,249	$413,696	$73,415

Forecasted Data:
	1Q2008E	2Q2008E	3Q2008E	4Q2008E	2008E
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.2	$6.7	$3.3	$5.1	$19.3
Other vessel capital improvements	12.9	9.0	0.6	1.9	24.4
Non-vessel related capital expenditures	19.0	1.2	3.3	1.1	24.6

	$36.1	$16.9	$7.2	$8.1	$68.3

Growth Capital Expenditures:
MPSV program	$117.0	$79.9	$56.2	$22.8	$275.9
TTB newbuild program #2	6.0	2.0	—	—	8.0
OSV newbuild program #4	51.4	48.4	40.5	32.3	172.6

	$174.4	$130.3	$96.7	$55.1	$456.5

Full Construction Cycle Data:
	Pre-2007A	2007A	2008E	2009E	2010E	Total
Growth Capital Expenditures:
MPSV program	$39.2	$106.7	$275.9	$28.2	$—	$450.0
TTB newbuild program #2	19.4	49.6	8.0	—	—	77.0
OSV newbuild program #4	22.1	71.5	172.6	102.7	24.1	393.0
Sea Mar Fleet acquisition	—	186.0	—	—	—	186.0

	$80.7	$413.8	$456.5	$130.9	$24.1	$1,106.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 71, 74 and 164 shares of common stock for the three months ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively, and 146 and 323 shares of common stock for the twelve months ended December 31, 2007 and 2006, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. As of December 31, 2007, September 30, 2007 and December 31, 2006, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of such notes.

[3]

The Company owned and operated 35 new generation OSVs as of December 31, 2007. Ten new generation OSVs were acquired on August 8, 2007. Excluded from this data are 10 conventional OSVs that were also acquired on August 8, 2007, which the Company considers to be non-core assets.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]

The averages for the quarter ended December 31, 2007 include the Energy 6506 and the Energy 6507, two double-hulled tank barges delivered under the Company’s second TTB newbuild program in August 2007 and November 2007, respectively. The average for the quarter ended December 31, 2006 reflects the sale of the Energy 2202 in May 2006 and includes the Energy 8701, a previously retired single-hulled tank barge that was reactivated in October 2006.

[8]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[9]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.”

[10]

“Pro Forma Run-Rate” scenario illustrates the estimated incremental operating results from the recently acquired Sea Mar Fleet, recently-delivered newbuild vessels and all remaining vessels that are currently under construction under the Company’s MPSV program, fourth OSV newbuild program and second TTB newbuild program, assuming all of those vessels were placed in service as of January 1, 2008 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization in the low to mid-90% range assuming a full normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses, SG&A and income tax expense, are consistent with the Company’s current 2008 guidance. After all vessels currently under construction are delivered, interest expense is expected to return to an annual run-rate of $24.4, offset by $6.5 of interest income to be generated on a projected post-construction period cash balance in 2010 of $130.0.

[11]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[12]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.